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                                                                     EXHIBIT 3.1


                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                           TAYLOR CAPITAL GROUP, INC.
          (Original Certificate of Incorporation Filed October 9, 1996)


                 FIRST: The name of the corporation is Taylor Capital Group, Inc.

                 SECOND: The corporation's registered office in the State of Delaware is located at 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the corporation's registered agent at such address is The Corporation Trust Company.

                 THIRD: The nature of the business and the objects and purposes to be transacted, promoted and carried on are to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as amended (the "DGCL").

                 FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue is Thirty Million (30,000,000), consisting of (a) Twenty Five Million (25,000,000) shares of Common Stock, par value $0.01 per share ("Common Stock") and (b) Five Million (5,000,000) shares of Preferred Stock, par value $0.01 per share ("Preferred Stock"), of which (i) One Million Five Hundred Thirty Thousand (1,530,000) shares shall be Fixed Rate Noncumulative Perpetual Preferred Stock, Series A, with the rights and preferences designated in Part B below (the "Series A Preferred"). The remaining Three Million Four Hundred Seventy Thousand (3,470,000) shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is expressly authorized to provide for the issue of all or any of the remaining shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares as may be permitted by law.

         The designations, powers, preferences and relative participating, optional or other special rights of the Common Stock and the Series A Preferred, and the qualifications, limitations or restrictions thereof, are as follows:

A.       COMMON STOCK

                 1. Voting. Except as otherwise provided by law, each share of Common Stock shall entitle the holder thereof to one vote in any matter which is submitted to a vote of stockholders of the corporation.

                 2. Dividends. Subject to the express terms of the Preferred Stock outstanding from time to time, such dividend or distribution as may be determined by the Board of Directors of the corporation may from time to time be declared and paid or made upon the Common Stock out of



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any source at the time lawfully available for the payment of dividends.

                  3. Liquidation. The holders of Common Stock shall be entitled to share ratably upon any liquidation, dissolution or winding up of the affairs of the corporation (voluntary or involuntary), all assets of the corporation which are legally available for distribution, if any, remaining after payment of all debts and other liabilities and subject to the prior rights of any holders of Preferred Stock of the preferential amounts, if any, to which they are entitled.

                  4. Purchases. Subject to any applicable provisions of this Article FOURTH, the corporation may at any time or from time to time purchase or otherwise acquire shares of its Common Stock in any manner now or hereafter permitted by law, publicly or privately, or pursuant to any agreement.

B.       SERIES A PREFERRED

         1.       Designation.

                  (a) The designation of the Series A Preferred shall be "9% Noncumulative Perpetual Preferred Stock, Series A," stated value $25.00. No fractional shares of Series A Preferred shall be issued.

                  (b) Any shares of Series A Preferred which at any time have been redeemed by the corporation shall, after such redemption, have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series of Preferred Stock by the Board of Directors.

         2.       Dividends.

                  (a) (i) Holders of shares of Series A Preferred shall be entitled to receive noncumulative cash dividends, payable quarterly in arrears for such quarter, when, as and if declared by the Board of Directors, or a duly authorized committee thereof, out of funds legally available therefor, for a dividend period (a "Dividend Period") commencing on the date of original issuance of the Series A Preferred to and including March 31, 1997, and for each quarterly period thereafter commencing on the first day of each April, July, October and January and ending on and including the day next preceding the first day of the next Dividend Period at a rate per annum as follows: (A) for each Dividend Period, at an annual rate of 9% per stated value of each share (the "Fixed Rate"). The amount of dividends per share payable for any period of less than a quarter will be paid on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable per share of Preferred Stock for each Dividend Period shall be computed by dividing the amount of dividends due on an annual basis by four.

                      (ii) Dividends as provided for in this Section 2 shall accrue from the date of original issuance and shall be payable when, as and if declared by the Board of Directors, or a duly authorized committee thereof, out of funds legally available therefor, for a Dividend Period on the first of each April, July, October and January, commencing on April 1, 1997 (each, a "Dividend Payment Date"), to the holders of record on a date not more than 30 days and not



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less than 10 days preceding the related Dividend Payment Date, as may be determined by the Board of Directors, or a duly authorized committee thereof, in advance of such Dividend Payment Date. When a Dividend Payment Date falls on a non-business day, the dividend will be paid on the next business day.

                  (b) Dividends on shares of Series A Preferred shall be noncumulative so that if a dividend on the shares of Series A Preferred with respect to any Dividend Period is not declared by the Board of Directors, or any duly authorized committee thereof, then the corporation shall have no obligation at any time to pay a dividend on the shares of Series A Preferred for such Dividend Period whether or not dividends are paid for any subsequent Dividend Period. Holders of the shares of Series A Preferred shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of the noncumulative dividends declared by the Board of Directors, or a duly authorized committee thereof, as set forth herein.

                  (c) No full dividends shall be declared or paid or set apart for payment on any share of any series of Preferred Stock or any share of any other class of stock, or series thereof, in any such case ranking on a parity with or junior to the Series A Preferred as to dividends unless full dividends for the then current Dividend Period on the Series A Preferred have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof, and for all prior Dividend Periods for which dividends were declared, set apart for such payment. When dividends are not paid in full upon the Series A Preferred and any other series or class of stock ranking on a parity with the Series A Preferred as to dividends, all dividends declared upon the Series A Preferred and such other series or class of stock shall be declared pro rata so that the amount of dividends declared per share on the Series A Preferred and such other series or class of stock shall in all cases bear the same ratio that accrued dividends per share (which in the case of the Series A Preferred shall not include any accumulation in respect of undeclared or unpaid dividends for prior Dividend Periods) on the Series A Preferred and on such other series or class of stock bear to each other.

                  (d) So long as any shares of Series A Preferred shall be outstanding, unless full dividends on all outstanding shares of Series A Preferred shall have been declared and paid or set apart for payment for the current Dividend Period and have been paid for all Dividend Periods for which dividends were declared and except as provided in Section 2(c), (i) no dividend (other than a dividend in Common Stock or in any other stock of the corporation ranking junior to the Series A Preferred as to dividends or distribution of assets upon liquidation, dissolution or winding up) shall be declared and paid or set aside for payment, or other distribution declared or made, on the Common Stock or on any other stock ranking junior to or on a parity with Series A Preferred as to dividends or distribution of assets upon liquidation, dissolution or winding up, and (ii) no shares of Common Stock or shares of any other stock of the corporation ranking junior to or on a parity with Series A Preferred as to dividends or distribution of assets upon liquidation, dissolution or winding up shall be redeemed, purchased or otherwise acquired for any consideration by the corporation or any subsidiary of the corporation (nor may any moneys be paid to or made available for a sinking or other fund for the redemption, purchase or other acquisition of any shares of any such stock), other than by conversion into or exchange for Common Stock or any other stock of the corporation ranking junior to Series A Preferred as to dividends or distribution of assets upon liquidation, dissolution or winding up.





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         3.       Redemption.

                  (a) Issued and outstanding shares of Series A Preferred are not redeemable prior to January 15, 2002. On or after such date, the shares of Series A Preferred will be redeemable at the option of the corporation, at any time or from time to time on not less than 30, nor more than 60 days written notice at a redemption price of $25.00 per share, plus an amount equal to dividends declared and unpaid for the then-current Dividend Period (without accumulation of accrued and unpaid dividends for prior Dividend Periods unless previously declared and without interest) to the date fixed for redemption.

                  (b) (i) In the event the corporation shall redeem shares of Series A Preferred, notice of such redemption shall be given by first-class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the books of the corporation. Each such notice shall state: (A) the date fixed for redemption;
(B) the redemption price (specifying the amount of declared and unpaid dividends to be included therein) and the manner in which such redemption price is to be paid and delivered; (C) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; (D) that dividends on the shares to be redeemed will cease to accrue as of the date fixed for redemption; and (E) the provision hereunder pursuant to which such redemption is being made. No defect in the notice of redemption or in the mailing thereof shall affect the validity of the redemption proceedings, and the failure to give notice to any holder of shares of Series A Preferred to be so redeemed shall not affect the validity of the notice given to the other holders of shares of Series A Preferred to be so redeemed.

                      (ii) In the event the corporation shall redeem shares of Series A Preferred, on or before 12:00 noon, Chicago time, on the date fixed for redemption, the corporation shall deposit with a paying agent (which may be an affiliate of the corporation) (a "Paying Agent"), which shall be a bank or trust company organized and in good standing under the laws of the United States, the State of Illinois or the State of New York, and having capital, surplus and undivided profits aggregating at least $100,000,000, funds necessary for such redemption, in trust, with irrevocable instructions and authorization that such funds be applied to the redemption of the shares of Series A Preferred called for redemption upon surrender of certificates for such shares (properly endorsed or assigned for transfer).

                      (iii) If such notice of redemption shall have been duly mailed or if the corporation shall have given to a Paying Agent irrevocable authorization promptly to mail such notice, and if on or before the redemption date specified therein the funds necessary for such redemption shall have been deposited by the corporation with a Paying Agent in trust for the pro rata benefit of the holders of the shares of Series A Preferred called for redemption, together with irrevocable instructions that such funds be applied to such redemption, then, notwithstanding that any certificate for shares of Series A Preferred so called for redemption shall not have been surrendered for cancellation, from and after the time of such deposit, all shares of Series A Preferred so called for redemption shall no longer be deemed to be outstanding and all rights with respect to such shares of Series A Preferred shall forthwith cease and terminate, except for



                                      -4-
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the right of the holders thereof to receive from such Paying Agent at any time after the time of such deposit the funds so deposited, without any interest thereon.

                      (iv) Any interest accrued on funds deposited with a Paying Agent in connection with any redemption of shares of Series A Preferred shall be paid to the corporation from time to time and the holders of any such shares to be redeemed with such money shall have no claim to any such interest. Any funds deposited and unclaimed at the end of two years from any redemption date shall be repaid or released to the corporation, after which the holder or holders of shares of Series A Preferred so called for redemption shall look only to the corporation for payment of the redemption price, without any interest thereon.

                  (c) Upon surrender in accordance with such notice of the certificate for any shares to be redeemed (properly endorsed or assigned for transfer), such shares shall be redeemed by the corporation at the applicable redemption price.

                  (d) In no event shall the corporation redeem less than all the outstanding shares of Series A Preferred, unless dividends for the then-current Dividend Period (without accumulation of any accrued and unpaid dividends for prior Dividend Periods unless previously declared and without interest) to the date fixed for redemption shall have been declared and paid or set apart for payment on all outstanding shares of Series A Preferred; provided, however, that the foregoing shall not prevent, if otherwise permitted, the purchase or acquisition by the corporation of shares of Series A Preferred pursuant to a tender or exchange offer made on the same terms to holders of all the outstanding shares of Series A Preferred and mailed to the holders of record of all such outstanding shares at such holders' addresses as the same appear on the books of the corporation; and provided further that if some, but less than all, of the shares of Series A Preferred are to be purchased or otherwise acquired pursuant to such tender or exchange offer and the number of such shares so tendered exceeds the number of shares so to be purchased or otherwise acquired by the corporation, the shares of Series A Preferred so tendered shall be purchased or otherwise acquired by the corporation on a pro rata basis (with adjustments to eliminate fractions) according to the number of such shares duly tendered by each holder so tendering shares of Series A Preferred for such purchase or exchange.

                  (e) If less than all of the outstanding shares of Series A Preferred are to be redeemed, the corporation will select the shares to be redeemed by lot, pro rata (as nearly may be), or in such other equitable manner as the Board of Directors of the corporation may determine.

         4.       Liquidation Preference.

                  (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the holders of shares of Series A Preferred shall be entitled to receive out of the assets of the corporation available for distribution to stockholders, before any distribution of assets shall be made to the holders of shares of Common Stock or of any other class or series of stock ranking junior to the Series A Preferred as to such a distribution, an amount equal to $25.00 per share, plus an amount equal to any dividends declared and unpaid for the then-current Dividend Period (without accumulation of accrued and unpaid dividends for





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prior Dividend Periods unless previously declared) to the date fixed for payment of such distribution.

                  (b) If upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the assets of the corporation will be insufficient to make the full liquidating payment with respect to shares of Series A Preferred and liquidating payments on shares of any other class or series of stock of the corporation ranking on a parity with the Series A Preferred as to any such distribution, then such assets will be distributed among the holders of shares of Series A Preferred and the holders of shares of such other class or series of stock, ratably in proportion to the respective full preferential amounts to which they are entitled.

                  (c) After payment to the holders of shares of Series A Preferred of the full preferential amounts provided for in this Section 4, the holders of such shares shall not be entitled to any further participation in any distribution of assets by the corporation.

                  (d) A consolidation or merger of the corporation with or into any other corporation or corporations, or the sale, lease or conveyance of all or substantially all the assets of the corporation, whether for cash, shares of stock, securities or properties, shall not be regarded as a liquidation, dissolution or winding up of the corporation within the meaning of this Section 4.

                  (e) Written notice of liquidation, dissolution or winding up of the corporation stating (i) the payment date, (ii) the amount of payment and
(iii) the place where the amounts distributed shall be payable, shall be given by first-class mail, postage prepaid, mailed not less than 30 days prior to the payment date stated herein, to the holders of record of the Series A Preferred as of such notice date at such holder's address as the same appears on the books of the corporation.

         5. Conversion and Exchange. The holders of shares of Series A Preferred shall not have any rights to convert such shares into, or to exchange such shares for, shares of Common Stock, any other class or classes of capital stock (or any other security) or any other series of any class or classes of capital stock (or any other security) of the corporation.

         6.       Voting Rights.

                  (a) Holders of shares of Series A Preferred shall have no voting rights, either general or special, except as expressly provided by applicable law or as specified in this Section 6.

                  (b) Holders of shares of Series A Preferred, voting separately as a class with the holders of any one or more other series of Preferred Stock then entitled to vote thereon, shall be entitled at the corporation's next annual meeting of stockholders and at each subsequent annual meeting of stockholders to cast one vote (or fraction thereof) for each $25.00 of liquidation preference to which such Preferred Stock is entitled for the election of one director of the corporation, with the remaining directors of the corporation to be elected by the holders of the shares of any other class or classes or series of stock entitled to vote therefor. Any director



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who has been so elected by the holders of shares of Preferred Stock may be removed at any time, with or without cause, only by the affirmative vote of the holders of the shares at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may only be filled by the vote of such holders.

                  (c) (i) If a Voting Event (as defined below) occurs, the number of members of the Board of Directors automatically shall be increased by one and the holders of shares of Series A Preferred, voting separately as a class with the holders of shares of any one or more other series of Preferred Stock entitled to vote upon the occurrence of such Voting Event, shall be entitled commencing at the corporation's next annual meeting of stockholders, unless prior thereto such Voting Event has been terminated, to cast one vote (or fraction thereof) for each $25.00 of liquidation preference to which such Preferred Stock is entitled for the election of one additional director of the corporation, with the remaining directors of the corporation to be elected by the holders of the shares of any other class or classes or series of stock entitled to vote therefor; provided, however, that the Board of Directors at no time will include more than two directors who have been elected by the holders of shares of Preferred Stock voting separately as a class. Until such Voting Event has been terminated, any director who has been elected as described in this Section 6(c)(i) by the holders of shares of Preferred Stock may be removed at any time, with or with or without cause, only by the affirmative vote of the holders of the shares at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may only be filled by the vote of such holders. If and when such Voting Event has been terminated, the holders of shares of Preferred Stock then outstanding and so authorized will be divested of the foregoing special voting rights, subject to revesting upon further occurrence of a Voting Event. Upon termination of such Voting Event, the terms of office of any person who may have been elected a director by vote of the holders of shares of Series A Preferred and such other series of Preferred Stock pursuant to the foregoing special voting rights will immediately terminate.

                      (ii) A "Voting Event" shall be deemed to have occurred in the event that dividends payable on any share or shares of Series A Preferred shall not be declared and paid at the stated rate for the equivalent of six full quarterly Dividend Periods (whether or not consecutive). A Voting Event shall be deemed to have been terminated when all such dividends in arrears have been declared and paid or declared and set apart for payment in full, subject always to the revesting of the rights of holders of the Series A Preferred voting as a class with the holders of any other Preferred Stock, to elect a director as provided above in the event of any future failure on the part of the corporation to pay dividends at the stated rate for any six full quarterly Dividend Periods (whether or not consecutive).

                  (d) So long as any shares of Series A Preferred remain outstanding, without the consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of the total number of shares of Preferred Stock then outstanding, voting separately as a class without regard to series, with the holders of shares of Preferred Stock being entitled to cast one vote (or fraction thereof) for each $25.00 of liquidation preference to which such stock is entitled, the corporation may not:
(i) create, authorize or issue, or increase the



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authorized or issued amount of any class or series of stock of the corporation or any warrants, options or other rights convertible or exchangeable into any class or series of any capital stock of the corporation which shall have preference, or be on a parity with, as to dividends or distributions of assets upon liquidation, dissolution or winding up over the Series A Preferred or (ii) amend, alter or repeal (whether by merger, consolidation or otherwise) any provision of this Certificate of Incorporation so as to adversely affect the powers, preferences or special rights of the Series A Preferred or holders thereof; provided, however, that an increase in the authorized amount of Preferred Stock or the creation of any class or series of stock ranking junior to the shares of Series A Preferred as to dividends and/or distributions of assets upon liquidation, dissolution or winding up shall not be deemed to adversely affect the voting power, preferences or special rights of the holders of shares of Series A Preferred. The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such voting would otherwise be required occurs, all outstanding shares of Series A Preferred shall have been (x) redeemed or called for redemption and sufficient funds, together with irrevocable instructions to the Paying Agent to apply such funds, shall have been deposited in trust, to effect such redemption in accordance with
Section 3(b)(ii) or 3(b)(iii) hereof, or (y) purchased or otherwise acquired and cancelled.

         7. Priority as to Certain Distributions. As a series of Preferred Stock, the shares of Series A Preferred shall be entitled to such rights and priorities, and subject to such limitations, as to dividends as are set forth in this Certificate of Incorporation.

         8. Sinking Fund. No sinking fund shall be provided for the purchase or redemption of shares of the Series A Preferred.

         9. Ranking. For purposes hereof, any class or series of stock of the corporation shall be deemed to rank:

                  (a) prior to the Series A Preferred as to dividends or distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series A Preferred;

                  (b) on a parity with the Series A Preferred as to dividends or distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates, redemption prices or liquidation preferences per share thereof are different from those of the Series A Preferred, if the holders of such class or series of stock and of the Series A Preferred shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend amounts or liquidation preferences, without preference or priority to the holders of Series A Preferred; and

                  (c) junior to the Series A Preferred as to dividends or distribution of assets upon liquidation, dissolution or winding up, if such stock shall be Common Stock or if the holders of the Series A Preferred shall be entitled to the receipt of dividends or of amounts




                                      -8-
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distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such class or series.

         10. Exclusion of Other Rights. Unless otherwise required by law, shares of Series A Preferred shall not have any rights, including preemptive rights, or preferences other than those specifically set forth herein or as provided by applicable law.

C.       MISCELLANEOUS

                1. Issuance of Stock. Shares of capital stock of the corporation may be issued by the corporation from time to time in such amounts and proportions and for such consideration (not less than the par value thereof in the case of capital stock having par value) as may be fixed and determined from time to time by the Board of Directors and as shall be permitted by law.

                2. Unclaimed Dividends. Any and all right, title, interest and claim in or to any dividends declared by the corporation, whether in cash, stock or otherwise, which are unclaimed by the stockholder entitled thereto for a period of five years after the close of business on the payment date, shall be and shall be deemed to be extinguished and abandoned; and such unclaimed dividends in the possession of the corporation, its transfer agents or other agents or depositories, shall at such time become the absolute property of the corporation, free and clear of any and all claims of any persons whatsoever.

                FIFTH: Board of Directors. The business and affairs of the corporation shall be managed by, or under the direction of, a Board of Directors. Upon completion of the corporation's initial public offering of its Common Stock (the "IPO"), all of the directors other than any Preferred Directors (defined below) shall be divided into three classes, Class I, Class II and Class III, with each class having as equal a number of members as reasonably possible. At the next meeting of the Board of Directors following the completion of the IPO, the Board of Directors shall designate the then existing directors of the corporation, other than any Preferred Directors, as either Class I, Class II or Class III directors. The initial term of office of the Class I, Class II and Class III directors shall expire at the first, second and third annual meeting of stockholders following the completion of the IPO, respectively. Beginning at the first annual meeting of stockholders following the completion of the IPO, at each annual meeting of stockholders of the corporation, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes by the Board of Directors so as to maintain the number of directors in each class as nearly equal as is reasonably possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class. In no case will a decrease in the number of directors shorten the term of any incumbent director, even though such decrease may result in an inequality of the classes until the expiration of such term. A director shall hold office until the annual meeting of stockholders of the corporation in the year in which his or her term expires and until his or her successor shall be elected and qualified, subject, however, to prior death, resignation, retirement or removal from office. So long as the Taylor Family (as defined below) shall beneficially own in the aggregate a majority of the total voting power of the outstanding stock entitled to vote, directors may be removed with or without





                                      -9-
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cause; provided, however, that on and after the date on which the Taylor Family ceases to beneficially own in the aggregate a majority of the total voting power of the outstanding stock entitled to vote, directors may only be removed for cause. Except as required by law or the provisions of this Certificate of Incorporation, all vacancies on the Board of Directors and newly-created directorships shall be filled by the Board of Directors. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

         Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the corporation shall have the right, voting separately by class or series, to elect one or more directors (each, a "Preferred Director") at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation and any resolutions of the Board of Directors applicable thereto, and such Preferred Directors so elected shall not be divided into classes pursuant to this Article FIFTH.

                SIXTH: A. Written Consent. Any action required to be taken by the stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to the stockholders who have not consented in writing. In the event that the action which is consented to is such as would have required the filing of a certificate with any governmental body, if such action had been voted on by stockholders at a meeting thereof, the certificate filed shall state, in lieu of any statement required by law concerning any vote of stockholders, that written consent had been giving in accordance with the provisions of Section 228 of the DGCL, and that written notice has been given as provided in such section. Notwithstanding the foregoing, however, on and after the date on which the Taylor Family ceases to beneficially own in the aggregate a majority of the total voting power of the outstanding stock entitled to vote, any action required or permitted to be taken by the stockholders of the corporation shall be effected only at a duly called annual or special meeting of stockholders of the corporation and shall not be effected by consent in writing by the holders of outstanding stock pursuant to
Section 228 of the DGCL or any other provisions thereof. As used herein, the "Taylor Family" shall mean: Jeffrey W. Taylor, Bruce W. Taylor, Iris Tark Taylor, Cindy Taylor Bleil, the spouses, descendants, or spouses of descendants of any one or more of the foregoing persons, any estates, trusts, custodianships or guardianships formed or to be formed primarily for the benefit of any one or more of the foregoing persons, and any proprietorships, partnerships, limited liability companies, or corporations controlled directly or indirectly by any one or more of the foregoing persons or entities.

                 B. Special Meetings. Special meetings of the stockholders, for any purpose or purposes (except to the extent otherwise provided by law or this Certificate of Incorporation), may only be called by the Chairman of the Board, the President or a majority of the Board of Directors then in office.






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
                 SEVENTH: A. Amendment of By-Laws. The Board of Directors of the corporation is authorized to adopt, amend or repeal the By-laws of the corporation, subject to applicable law and any applicable provisions in any resolution of the Board of Directors.

                 B. Election of Directors. Elections of Directors need not be by written ballot unless the By-laws of the corporation shall so provide.

                 C. Meetings of Stockholders. Meetings of stockholders may be held within or without the State of Delaware, as the By-laws of the corporation may provide.

                 D. Books of Corporation. The books of the corporation may be kept at such place within or without the State of Delaware as the By-laws of the corporation may provide or as may be designated from time to time by the Board of Directors of the corporation.

                 EIGHTH: Whenever a compromise or arrangement is proposed between the corporation and its creditors or any class of them and/or between the corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or the stockholders or class of stockholders of the corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the corporation, as the case may be, and also on the corporation.

                 NINTH: No Director or Board committee member of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director or Board committee member, provided that this Article NINTH shall not eliminate or limit the liability of a Director or Board committee member: (i) for any breach of the Director or Board committee member's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (or the corresponding provision of any successor act or law); or (iv) for any transaction from which the Director or Board committee member derived an improper personal benefit. No amendment, alteration or repeal of this Article NINTH shall apply to or have any effect on the rights of any individual referred to in this Article NINTH or with respect to acts or omissions of such individual occurring prior to such amendment, alteration or repeal. If the DGCL is amended after the effective date of this Article to further eliminate or limit, or to authorize further elimination or





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
limitation of, the personal liability of directors or board committee members for breach of fiduciary duty as a director or board committee member, then the personal liability of a director or Board committee member to the corporation or its stockholders shall be eliminated or limited to the full extent permitted by the DGCL. For purposes of this Article, "fiduciary duty as a director" shall include any fiduciary duty arising out of serving at the request of the corporation as a director of another corporation, partnership, joint venture, trust or other enterprise, and "personally liable to the corporation" shall include any liability to such other corporation, partnership, joint venture, trust or other enterprise, and any liability to the corporation in its capacity as security holder, joint venturer, partner, beneficiary, creditor or investor of or in any such other corporation, partnership, joint venture, trust or other enterprise.

                 TENTH: The Board of Directors reserves the right to amend or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.


                 IN WITNESS WHEREOF, the corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its Chairman of the Board on July 1, 2002.





                                       TAYLOR CAPITAL GROUP, INC.


                                       By:    /s/ Jeffrey W. Taylor
                                            --------------------------
                                            Jeffrey W. Taylor
                                            Chairman of the Board
                                            c/o Cole Taylor Bank
                                            350 E. Dundee Road
                                            Suite 300
                                            Wheeling, Illinois 60090









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